Exhibit 10.29

AMENDED AND RESTATED LOAN AGREEMENT (B-1)

BETWEEN

WELLTOWER INC.

AND

EACH OF THE BORROWER ENTITIES SET FORTH ON SCHEDULE I

Effective October 1, 2016

i

EXHIBIT A:	LEGAL DESCRIPTIONS

EXHIBIT B:	PERMITTED EXCEPTIONS

EXHIBIT C:	GOVERNMENT AUTHORIZATIONS TO BE OBTAINED; ZONING PERMITS

EXHIBIT D:	[RESERVED]

EXHIBIT E:	PENDING LITIGATION

EXHIBIT F:	DOCUMENTS TO BE DELIVERED

EXHIBIT G:	BORROWER’S CERTIFICATE AND FACILITY FINANCIAL REPORTS

EXHIBIT H:	ANTI-CORRUPTION AND ANTI-TERRORISM CERTIFICATE

EXHIBIT I:	ALLOCATED LOAN AMOUNTS

AMENDED AND RESTATED LOAN AGREEMENT (B-1)

THIS AMENDED AND RESTATED LOAN AGREEMENT (B-1) (“Agreement”) is entered into as of December 22, 2016 and made effective as of October 1 2016 (the “Effective Date”) between WELLTOWER INC. (formerly known as Health Care REIT, Inc.), a corporation organized under the laws of the State of Delaware (“Lender”), having an address of 4500 Dorr Street, Toledo, Ohio 43615-4040, and each of the BORROWER entities set forth on Schedule I attached hereto and made a part hereof, each a limited liability company organized under the laws of the state set forth on Schedule I (individually and collectively, “Borrower”), having its chief executive office located at 101 East State Street, Kennett Square, Pennsylvania 19348.

R E C I T A L S:

A.        Lender made a loan (the “Original Loan”) to the Borrower and certain other entities evidenced by that certain Loan Agreement, dated as of December 1, 2015 (as amended, the “Original Loan Agreement”).

B.        On the date hereof, Lender and Borrower and certain other entities are entering into that certain Note Splitter and Modification Agreement, pursuant to which the Original Loan will be split into three separate notes which will be evidenced by separate amended and restated or consolidated, amended and restated loan agreements, as applicable.

C.        On the date hereof, Borrower is entering into that certain First Amended and Restated Note B-1, pursuant to which Lender has agreed to provide a loan of up to the Loan Amount (defined below), subject to the terms and conditions of this Agreement.

NOW, THEREFORE, Lender and Borrower agree as follows:

ARTICLE 1:  PURPOSE AND DEFINITIONS

1.1        Purpose.  The purpose of this Agreement is to establish the Loan with Lender for the financing of the Facility (defined below).

1.2        Definitions.  Except as otherwise expressly provided, [i] the terms defined in this section have the meanings assigned to them in this section and include the plural as well as the singular; [ii] all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as of the time applicable; and [iii] the words “herein”, “hereof”, and “hereunder” and similar words refer to this Agreement as a whole and not to any particular section.

“ABL Loan Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of February 2, 2015, by and among Genesis Healthcare, Inc., certain other borrowers from time to time party thereto, certain financial institutions from time to time party thereto, L/C Issuers (as defined therein) from time to time party thereto and Healthcare Financial Solutions, LLC, as administrative agent, as amended, restated, replaced or otherwise modified from time to time.

“Affiliate” means with respect to a Person, any other Person that directly or indirectly, controls, or is controlled by, or is under common control with the aforementioned Person. “Control” means (and the correlative meanings of the terms “controlling” and “controlled by” and “under common control with”), as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, when the term “control” is used in reference to any limited liability company, the managing member shall also be deemed to “control” such limited liability company. Notwithstanding the foregoing, Affiliate, with respect to GEN and any subsidiary of GEN, shall include only GEN and any and all other subsidiaries of GEN but shall not include any shareholders in, or entities in which members of the board of directors of GEN, either have any equity interest or otherwise Control.

“Affiliate Obligation” means all indebtedness and obligations of Borrower and any Affiliate to Lender or any Lender Affiliate now existing or hereafter arising, including, without limitation, indebtedness evidenced by promissory notes, lease agreements, guaranties or otherwise and obligations under such indebtedness documents and all other documents executed by Borrower or any Affiliate in connection therewith, and any extensions, modifications, substitutions or renewals thereof.  For the avoidance of doubt, “Affiliate Obligation” shall include the obligations of Master Tenant under the Master Lease and the obligations to Lender under that certain (i) Second Amended and Restated Note A-1, dated the date hereof, by the borrower named therein in favor of Lender, (ii) Second Amended and Restated Note A-2, dated the date hereof, by the borrower named therein in favor of Lender, and (iii) Second Consolidated, Amended and Restated Note, dated the date hereof, by the borrower named therein in favor of Lender.

“Annual Financial Statements” means [i] for Borrower and Operator, the audited balance sheet and statement of income, and statement of cash flows for the most recent fiscal year on an individual facility and consolidated basis; and [ii] for GEN, the audited balance sheet and statement of income for the most recent fiscal year.

“Anti-Corruption and Anti-Terrorism Certificate” means Borrower’s certification as to its compliance with §§5.14, 5.15, 6.11 and 6.12 of this Agreement in the form attached as Exhibit H.

“Anti-Corruption Laws” means any laws or regulations relating to bribery, extortion, kickbacks or other similar activities, including, without limitation, the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act, the Canada Corruption of Foreign Public Officials Act and any other applicable anti-bribery or anti-corruption laws.

“Anti-Terrorism Laws” means any laws or regulations relating to terrorism, money laundering or similar activities, including, without limitation, Executive Order 13224, the USA Patriot Act, the laws comprising the Bank Secrecy Act, the Currency and Foreign Transactions Reporting Act of 1970, as amended, the laws administered by OFAC and any other applicable anti‑terrorism or money laundering laws.

“Approved Costs” means the reasonable and reasonably documented costs incurred by Borrower in consummating the Transactions (including the repayment of existing debt) and the Closing Costs.

“Article 9” means Article 9 of the Uniform Commercial Code as enacted in the State.

“Blocked Person” means a person or entity with whom Lender is restricted from transacting business of the type contemplated by this Agreement by reason of the Anti‑Terrorism Laws or because such person or entity is subject to Sanctions or is included on the OFAC Lists.

“Borrower” has the meaning set forth in the first paragraph of this Agreement.

“Borrower Parties” means Genesis HealthCare LLC, Sun Healthcare Group, Inc., GEN Operations II, LLC and/or certain subsidiaries thereof.

“Business Day” means any day which is not a Saturday or Sunday or a public holiday under the laws of the United States of America or the State of Ohio.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Closing” means the closing of the Loan.

“Closing Costs” means the following reasonable costs incurred to meet the closing requirements:  [i] Funding Fee and Commitment Fee; [ii] title insurance premiums and search fees; [iii] cost of surveys, if any; [iv] cost of environmental studies, if any; [v] out-of-pocket legal fees of Lender’s counsel and Borrower’s counsel; [vi] property inspection fees, if any; [vii] Loan Expenses; and [viii] other costs customarily incurred in closing financing transactions of this type.

“Commitment Fee” means the commitment fee for the Loan previously paid to Lender in an amount equal to 1.0% of the Loan Amount.

“Company” means FC‑GEN Operations Investment, LLC, a limited liability company organized under the laws of the State of Delaware.

“Company LLC Agreement” means that certain Sixth Amended and Restated Limited Liability Company Operating Agreement of Company effective as of February 2, 2015.

“Effective Date” means October 1, 2016.

“Environmental Laws” means all federal, state, and local laws, ordinances and policies the purpose of which is to protect human health and the environment, as amended from time to time, including, but not limited to, [i] CERCLA; [ii] the Resource Conservation and Recovery Act; [iii] the Hazardous Materials Transportation Act; [iv] the Clean Air Act; [v] Clean Water Act; [vi] the Toxic Substances Control Act; [vii] the Occupational Safety and Health Act; [viii] the Safe Drinking Water Act; and [ix] analogous state laws and regulations.

“Facility” means the Real Property and Personal Property comprising each facility subject to a Mortgage, as listed on Exhibit A hereto, individually, and “Facilities” means such Real Property and Personal Property comprising all such facilities, collectively.

“Facility Uses” means the uses relating to the operation of each Facility as currently being operated.

“Financial Statements” means [i] the annual, quarterly and year to date financial statements of Borrower and GEN; and [ii] all operating statements for the Facility that were submitted to Lender prior to the Effective Date.

“Fixtures” means all fixtures now or hereafter installed or located in, on or about the Land or the Improvements and any replacements, substitutions and additions thereto.

“Funding Fee” means the funding fee for the Loan previously paid to Lender in an amount equal to 1.5% of the Loan Amount.

“GEN” means Genesis Healthcare, Inc., a corporation organized under the laws of the State of Delaware.

“Government Authorizations” means all permits, licenses, approvals, consents, and authorizations required to comply with all Legal Requirements, including, but not limited to, [i] zoning permits, variances, exceptions, special use permits, conditional use permits, and consents; [ii] the permits, licenses, provider agreements and approvals required for licensure and operation of each Facility for its Facility Uses certified, if applicable, as a provider under the federal Medicare and state Medicaid programs; [iii] environmental, ecological, coastal, wetlands, air, and water permits, licenses, and consents; [iv] curb cut, subdivision, land use, and planning permits, licenses, approvals and consents; [v] building, sign, fire, health, and safety permits, licenses, approvals, and consents; and [vi] architectural reviews, approvals, and consents required under restrictive covenants.

“Government Related Person” means [i] any elected or appointed government official, member of the armed forces, or member of a royal family; [ii] any officer or employee of a government or any department, agency, or instrumentality of a government; [iii] any person acting in an official capacity for or on behalf of a government or any department, agency, or instrumentality of a government; [iv] any officer or employee of a company or business owned or controlled in whole or part, directly or indirectly, by a government; [v] any officer or employee of a public international organization, such as the World Bank or the United Nations; [vi] any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; [vii] any candidate for political office; and/or [viii] the spouse or immediate family member of any of the above.

“Guaranty” means the Amended and Restated Unconditional and Continuing Loan Guaranty (B-1) entered into by GEN to guarantee payment of the Loan and any amendments thereto or substitutions or replacements therefor.

“Guaranty Documents” means the Guaranty and any other agreement or instrument to be executed by GEN in accordance with the requirements of any Loan Documents.

“Hazardous Materials” means any substance [i] the presence of which poses a hazard to the health or safety of persons on or about the Facility, including, but not limited to, asbestos containing materials; [ii] which requires removal or remediation under any Environmental Law, including without limitation any substance which is toxic, explosive, flammable, radioactive, or otherwise hazardous; or [iii] which is regulated under or classified under any Environmental Law as hazardous or toxic, including, but not limited to, any substance within the meaning of “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, “regulated substance”, “solid waste”, or “pollutant” as defined in any Environmental Law.

“Improvements” means all buildings, structures, additions, and improvements now or hereafter erected or placed upon the Land and the offsite improvements, if any, necessary for the operation of the Facility.

“Insurance Requirements” means [i] all terms of any insurance policy required by the Loan Documents; [ii] all requirements of the issuer of any such policy; and [iii] the requirements of any Board of Insurance Underwriters or similar organization.

“Intangible Personal Property” means the following:  [i] unless prohibited by law, all franchises, permits, licenses and rights therein regarding the use, occupancy or operation of the Improvements, or any part thereof; [ii] unless expressly prohibited by the terms thereof, all contracts, agreements, contract rights and materials relating to the design, construction or operation of the Improvements, including but not limited to, plans, specifications, drawings, blueprints, models and mock-ups, and all brochures, flyers, advertising and promotional materials and mailing lists; and [iii] all ledger sheets, files, records, computer programs, tapes, other electronic data processing materials, and other documentation relating to the preceding listed property.

“Land” means the land described on Exhibit A.

“Lease” means any lease of the Facility, now existing or hereafter created and as amended from time to time.

“Legal Requirements” means all laws, regulations, rules, orders, writs, injunctions, decrees, certificates, requirements, agreements, conditions of participation and standards of any federal, state, county, municipal or other governmental entity, administrative agency, insurance underwriting board, architectural control board, private third-party payor, accreditation organization, or any restrictive covenants applicable to the development, construction and operation of the Facility by GEN, Borrower, Operator or an Affiliate, including, but not limited to, [i] zoning, building, fire, health, safety, sign, and subdivision regulations and codes; [ii] certificate of need laws; [iii] licensure to operate each Facility for its Facility Uses certified, if applicable, for reimbursement under the federal Medicare and state Medicaid programs; [iv] the Environmental Laws; and [v] requirements, conditions and standards for participation in third-party payor insurance programs.

“Lender” has the meaning set forth in the first paragraph of this Agreement.

“Lender Affiliate” means any person, corporation, partnership, limited liability company, trust, or other legal entity that, directly or indirectly, controls, or is controlled by, or is under common control with Lender.  “Control” (and the correlative meanings of the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity.  “Lender Affiliate” includes, without limitation, Master Landlord and Welltower Inc.

“Loan” means the loan by Lender to Borrower in the amount of the Loan Amount.

“Loan Amount” means $65,795,700.

“Loan Documents” means [i] this Agreement; [ii] the Note; [iii] the Mortgage; and [iv] all other documents and instruments executed by Borrower or an Affiliate in connection with the Loan, all as amended from time to time.

“Loan Expenses” means all reasonable costs and expenses incurred by Lender in investigating, making and administering the Loan, including, but not limited to, actual, reasonable and documented [i] out-of-pocket attorneys’ and paralegals’ fees and costs; and [ii] travel, transportation, food, and lodging costs and expenses incurred by Lender and Lender’s attorneys and paralegals.

“Master Landlord” means FC‑GEN Real Estate, LLC, a Delaware limited liability company and a Lender Affiliate.

“Master Lease” means that certain Nineteenth Amended and Restated Master Lease Agreement dated as of December 1, 2015 between Master Tenant and Master Landlord, as may be amended or amended and restated from time to time.

“Master Tenant” means Genesis Operations LLC, a Delaware limited liability company and an Affiliate.

“Material Obligation” means [i] any indebtedness secured by a security interest in or a lien, deed of trust or mortgage on the Facility (or any part thereof, including any Personal Property) and any agreement relating thereto; [ii] any obligation or agreement that is material to the construction or operation of the Facility or that is material to Borrower’s business or financial condition; and [iii] any indebtedness or capital lease that has an outstanding principal balance of at least $2,000,000.00 and any agreement relating thereto.

“Mortgage” means each Mortgage or Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of December 1, 2015, granted by Borrower to Lender for a Facility, as amended from time to time, individually and collectively.

“Note” means the First Amended and Restated Note B-1 of even date made by Borrower in favor of Lender for a principal amount equal to the Loan Amount, and any extensions, modifications, substitutions or renewals thereof.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“OFAC Lists” means lists of known or suspected terrorists or terrorist organizations published by OFAC.

“Operator” means each operator of a Facility which is an Affiliate of Borrower, individually and collectively.

“Organizational Documents” means [i] for a corporate entity, the Articles of Incorporation of such entity certified by the Secretary of State of the state of organization, as amended to date, and the Bylaws of such entity certified by such entity, as amended to date; [ii] for a partnership entity, the Partnership Agreement of such entity certified by such entity, as amended to date and the Partnership Certificate, certified by the appropriate authority, as amended to date; and [iii] for a limited liability company entity, the Articles of Organization of such entity certified by the Secretary of State of the state of organization, as amended to date and the Operating Agreement of such entity certified by such entity, as amended to date.

“Periodic Financial Statements” means [i] for Borrower, the unaudited balance sheet and statement of income for the most recent quarter; and [ii] for GEN, the unaudited balance sheet and statement of income of GEN for the most recent quarter.

“Permitted Exceptions” means the exceptions to title set forth on Exhibit B.

“Permitted Liens” means [i] liens granted to Lender; [ii] liens customarily incurred by Borrower or an Affiliate in the ordinary course of business for items not due and payable including mechanic’s liens and deposits and charges under workers’ compensation laws; [iii] liens for taxes and assessments not yet due and payable; [iv] any lien, charge, or encumbrance which is being contested in good faith pursuant to this Agreement; [v] the Permitted Exceptions; [vi] any liens granted under the Term Loan Agreement and ABL Loan Agreement, and [vii] purchase money financing and capitalized equipment leases for the acquisition of personal property provided, however, that Lender obtains a nondisturbance agreement from the purchase money lender or equipment lessor in form and substance as may be satisfactory to Lender if the original cost of the equipment exceeds $2,000,000.00.

“Permitted Transfer” means any of the following: [i] an assignment of the Loan by Borrower to a Primary Affiliate thereof; [ii] the imposition (whether or not consensual) of any Permitted Lien; [iii] a Transfer of any interest in Company, any Borrower, any Operator or GEN which does not result in a Change of Control (as defined in the Master Lease) of such Person; [iv] a Permitted Company Transfer (as defined in the Master Lease); [v] an initial public offering of equity in any Borrower or Company [vi] Transfers comprised of the incurrence of indebtedness and liens created in connection therewith, in each case to the extent permitted by the terms of this Agreement, [vii] Transfers of Excluded Entities (as defined in the Master Lease) to Primary Affiliates of Company; [viii] any Transfers of assets by GEN and its Subsidiaries of their respective assets to the extent the Loan is not secured by such assets; [ix] any other Transfer approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed, provided that the proposed transferee [a] is a creditworthy entity with sufficient financial stability to satisfy the financial obligations hereunder; [b] has (or the majority of its senior managers each individually have) not less than 10 years’ experience in operating health care facilities for the purpose of the applicable Facility Uses; [c] has a favorable business and operational (including quality of care) reputation and character in the industry; and [d] acknowledges, or in the case of an assignment assumes, in writing all of the terms of this Agreement on the part of Borrower to be performed hereunder from and after the date of such Transfer; and [x] the exchange or Transfer of all or any portion of the stock in GEN held by Genesis Members (as defined in the Master Lease), including interests received by participants in Genesis Healthcare LLC Management Incentive Compensation Plan.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust or other legal entity.

“Personal Property” means the Tangible Personal Property and Intangible Personal Property.

“Primary Affiliate” means, with respect to a Person, any other Person that directly or indirectly, primarily controls, or is primarily controlled by, or is under primary common control with the aforementioned Person.  “Primary Control” (and the correlative meanings of the terms “controlled by” and “under common control with”) means, with respect to this definition of “Primary Affiliate”, the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of such Person.

“Real Property” means, collectively, the Land, Improvements and Fixtures.

“Restricted Transfer” means any Transfer, in whole or in part, by Borrower, Operator, GEN, Company or any of their Affiliates, of any of the following or any interest therein: [i] the Loan, [ii] any Facility, [iii] any Borrower, [iv] any Operator, [v] GEN, or [vi] any assets of Borrower, Operator or GEN, other than, in each case, a Permitted Transfer.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by [i] the United States government (including, without limitation, OFAC) or [ii] the United Nations Security Council, the European Union or any member state thereof, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Secured Obligations” has the meaning set forth in the Mortgage.

“State” means the State of Ohio.

“Tangible Personal Property” means all machinery, furniture, equipment, trade fixtures, appliances, inventory, and other goods, except inventory sold or consumed in the ordinary course of business (as “equipment”, “inventory”, and “goods” are defined for purposes of Article 9) now or hereafter located in or on or used in connection with the Real Property and replacements, additions, and accessions thereto, including without limitation those items which are to become Fixtures or which are building supplies and materials to be incorporated into an Improvement or Fixture.

“Term Loan Agreement” means the Term Loan Agreement, dated as of July 29, 2016, by and among the Company, as borrower, Genesis Healthcare, Inc., GEN Operations I, LLC, GEN Operations II, LLC, HCRI Tucson Properties, Inc. and OHI Mezz Lender, LLC, as the initial lenders and any other lender from time to time party thereto and Welltower Inc., as administrative agent and collateral agent, as amended, restated, replaced or otherwise modified from time to time.

“Title Commitment” means each ALTA Form B Commitment, 2006 form, for mortgage title insurance issued by the Title Company for each Facility, individually and collectively.

“Title Company” means Fidelity National Title Insurance Company.

“Transfer” means any [i] lease or other arrangement (including, but not limited to, management agreements, concessions, licenses, and easements) which allows a third party any rights of use or occupancy, [ii] sale, [iii] exchange, [iv] assignment, [v] merger, [vi] consolidation, [vii] disposition, [viii] pledge, [ix] hypothecation, [x] encumbrance, [xi] other grant of a security interest, [xii] grant of right of first refusal, [xiii] change in ownership, [xiv] conveyance in trust, [xv] gift, [xvi] transfer by bequest, devise or descent, or [xvii] other transfer, including a transfer to a receiver, levying creditor, trustee or receiver in bankruptcy or a general assignment for the benefit of creditors, in each case, of any asset or equity interests, whether direct or indirect, for value or no value, or voluntary or involuntary (including, in each case, by operation of law or other legal or equitable proceedings).

1.3        Incorporation of Amendments.  The definition of any agreement, document, or instrument set forth in this Agreement or in any other Loan Document shall be deemed to incorporate all amendments, modifications, and renewals thereof and all substitutions and replacements therefor.

1.4        Exhibits.  The following exhibits are attached hereto and incorporated herein:

Exhibit A:        Legal Description

Exhibit B:        Permitted Exceptions

Exhibit C:        Government Authorizations to be Obtained; Zoning Permits

Exhibit D:        [RESERVED]

Exhibit E:        Pending Litigation

Exhibit F:        Documents to be Delivered

Exhibit G:       Certificate and Facility Financial Reports

Exhibit H:       Anti-Corruption and Anti-Terrorism Certificate

Exhibit I:        Allocated Loan Amounts

ARTICLE 2:  LOAN AND LOAN DOCUMENTS

2.1        Obligation to Lend.  Subject to the terms and upon the conditions set forth in the Loan Documents, Lender shall lend to Borrower up to the Loan Amount.  The indebtedness of Borrower to Lender for the Loan is evidenced by the Note.

2.2        Obligation to Repay.  Borrower shall repay the Loan in accordance with the terms of the Note and the other Loan Documents.

2.2.1        Term of the Loan.  The term of the Loan will expire on the Maturity Date set forth in the Note.

2.2.2        Interest and Payments.  Borrower shall make payments in accordance with the Note at the rates set forth in the Note.

2.3        Use of Proceeds.  Borrower shall use the proceeds of the Loan solely for the purpose of paying Approved Costs.

2.4        Security.  The Loan is secured by the Mortgage and any other security for the Loan provided to Lender, including the security described in Article 9 of this Agreement.

Notwithstanding any other provision hereof or of any Loan Document, if and when Borrower transfers a Facility on commercially reasonable terms and pays to Lender the Extraordinary Net Proceeds (as defined in the Note) derived from such transfer as required by the Note, Lender shall provide to Borrower, at Borrower’s expense, documentation reasonably acceptable to Borrower releasing such Facility from the liens imposed by the Mortgage.  In addition, notwithstanding any other provision hereof or of any Loan Document, if and when Borrower refinances a Facility and pays to Lender an amount equal to the applicable allocated loan amount as shown on Exhibit I hereto, [i] Lender shall apply the amount so paid against the obligations due hereunder, to be applied as provided in Section 7 of the Note, and [ii] Lender shall provide to Borrower, at Borrower’s expense, documentation reasonably acceptable to Borrower releasing such Facility from the liens imposed by the Mortgage.

2.5        Funding Fee.  Borrower paid the Funding Fee and the Commitment Fee at the date of the initial funding of the Loan.

2.6        Loan Expenses.  At the Closing, Borrower shall pay or reimburse Lender for any Loan Expenses incurred up to the Effective Date.  Within 30 days after receipt of an invoice therefor, Borrower shall reimburse Lender for any Loan Expenses incurred by Lender.  Lender may, at Lender’s option, apply proceeds of the Loan to pay the Loan Expenses.

2.7        Disbursements.  Lender previously disbursed the full amount of the Loan.

2.8        Closing.  The Closing shall occur on the Effective Date.  Lender may elect to close by exchanging executed counterparts of one or more of the Loan Documents and other closing documents by mail or a national courier service, or by telecopier followed by exchanging documents by mail or national courier service.

2.9        Joint and Several Liability.  The liability of each Borrower hereunder and under the Loan Documents shall be joint and several.

ARTICLE 3:  CONDITIONS PRECEDENT TO CLOSING

3.1        Conditions Precedent to Closing.  Borrower shall comply with, and Lender’s obligation to close the Loan shall be conditioned upon Borrower’s performance of the following conditions precedent:

3.1.1        Title Commitment.  Lender shall have received the Title Commitment issued by the Title Company committing to insure the Mortgage to be a valid first lien upon the Real Property and all appurtenant easements subject only to Permitted Exceptions.  The Title Commitment shall be in form and substance reasonably satisfactory to Lender.

3.1.2        Affidavits.  Borrower shall have delivered and shall have caused its Affiliates to deliver such customary Owner’s and No Change Affidavits as Title Company may reasonably require.

3.1.3        Intentionally Omitted.

3.1.4        Legal Opinion.  Borrower shall have delivered to Lender such opinions of counsel as Lender may reasonably require.

3.1.5        Intentionally Omitted.

3.1.6        Insurance.  Borrower shall have delivered to Lender reasonably satisfactory evidence of the property and liability insurance coverage required by Lender.

3.1.7        Loan Documents.  Borrower shall have delivered to Lender fully executed originals of the Loan Documents and Guaranty Documents, and, where applicable, such documents shall be in proper form for recording and submitted for recording on the Closing Date.

3.1.8        Organizational Documents.  Borrower shall have delivered to Lender copies of GEN’s, Operator’s and the Borrower’s Organizational Documents, and resolutions authorizing the Loan and the Guaranty, certified by Borrower to be true and complete and not revoked or amended since the respective dates thereof.

3.1.9        Intentionally Omitted.

3.1.10      Intentionally Omitted.

3.1.11      Intentionally Omitted.

3.1.12      Intentionally Omitted.

3.1.13      Licenses and Permits.  Borrower shall have delivered to Lender copies of all required licenses, permits, consents, and approvals and other Government Authorizations as may be needed to comply with all Legal Requirements and such items shall be in full force and effect.

3.1.14      Financial Statements.  Borrower shall have delivered to Lender the Financial Statements.

3.1.15      Damage and Destruction.  A substantial number of the Facilities shall not have been substantially or materially damaged or destroyed, in whole or in part, by fire or other casualty nor shall eminent domain proceedings have been threatened or be pending with respect to a substantial number of the Facilities.  For purposes hereof, a “substantial number” of Facilities shall be a number of Facilities with an aggregate appraised value of $50,000,000 or more.

3.1.16      No Event of Default.  There shall be no uncured Event of Default under this Agreement.

3.1.17      Other Closing Requirements.  Borrower shall have satisfied all other closing requirements of the Loan Documents.

ARTICLE 4:  BORROWER’S REPRESENTATIONS AND WARRANTIES

Borrower hereby makes the following representations and warranties, as of the Effective Date, to Lender and acknowledges that Lender is making the Loan in reliance upon such representations and warranties.  Borrower’s representations and warranties shall survive the Closing and, except as specifically provided below, shall continue in full force and effect until Borrower has repaid the Loan in full and performed all other obligations under the Loan Documents.

4.1        Organization and Good Standing.  Each Borrower is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of its organization as set forth on Schedule I and is qualified to do business in and is in good standing under the laws of each state where a Facility owned by the applicable Borrower is located.  Each Operator is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of its organization as set forth on Schedule I and is qualified to do business in and is in good standing under the laws of each state where a Facility operated by the applicable Operator is located.  GEN is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.2        Power and Authority.  Borrower has the power and authority to execute, deliver, and perform Borrower’s obligations under the Loan Documents and has taken all requisite action to authorize the execution, delivery and performance of Borrower’s obligations under such documents.

4.3        Enforceability.  The Loan Documents constitute valid and binding obligations of Borrower or the Affiliate party thereto, enforceable in accordance with their terms.  The Guaranty Documents constitute valid and binding obligations of GEN, enforceable in accordance with their terms.

4.4        No Violation.  The execution, delivery and performance of the Loan Documents and Guaranty Documents and the consummation of the Transactions and the transactions contemplated by the Loan Documents and Guaranty Documents [i] do not conflict with and will not conflict with, and do not result and will not result in a breach of Borrower’s Organizational Documents or the organizational documents of GEN or Operator; [ii] do not conflict with and will not conflict with, and do not result and will not result in a breach of, or constitute or will constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, or result or will result in a creation of any lien or encumbrance (other than the lien of the Mortgage and any liens granted to the Term Loan Lenders and ABL Loan Lenders) upon the Facility under any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Borrower, Operator or GEN is a party or by which its assets are bound; and [iii] do not violate and will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to Borrower, Operator, GEN, or the Facility.

4.5        No Litigation.  As of the Effective Date and except as disclosed on Exhibit E, [i] (A) there are no actions, suits, proceedings or investigations by any governmental agency or regulatory body pending against Borrower, Operator or any Facility which, if determined adversely to Borrower or Operator, would materially and adversely affect the applicable Facility or the financial condition of the applicable Borrower or Operator and (B) no material actions, suits, proceedings or investigations by any governmental agency or regulatory body pending against GEN; [ii] Borrower has not received written notice of [a] any threatened actions, suits or proceeding or investigations against Borrower, Operator or any Facility which, if determined adversely to Borrower or Operator, would materially and adversely affect the applicable Facility or the financial condition of the applicable Borrower or Operator or [b] any threatened material actions, suits or proceeding or investigations against GEN, in either case at law or in equity, or before any governmental board, agency or authority which, if determined adversely to GEN, would materially and adversely affect the financial condition of GEN; [iii] there are no unsatisfied or outstanding judgments against GEN the existence of which would reasonably be anticipated to materially and adversely affect the financial condition of GEN; [iv] there is no labor dispute materially and adversely affecting the operation or business conducted by Borrower, Operator, GEN, or any Facility; and [v] Borrower does not have actual knowledge of any facts or circumstances which would be reasonably likely to form the basis for any such action, suit, or proceeding.

4.6        Financial Statements.  Borrower has furnished Lender with true, correct and complete copies of the Financial Statements.  The Financial Statements fairly present the financial position of Borrower, Operator and GEN as applicable, as of the respective dates and the results of operations for the periods then ended in conformance with generally accepted accounting principles applied on a basis consistent with prior periods.  The Financial Statements are true, complete and correct and, as of the Effective Date, no material adverse change has occurred since the furnishing of such statements and information.  As of the Effective Date, the Financial Statements and other information do not contain any untrue statement or omission of a material fact and are not misleading in any material respect.  Borrower, Operator and GEN are solvent, and no bankruptcy, insolvency, or similar proceeding is pending or contemplated by or against Borrower, Operator or GEN.

4.7        Reports and Statements.  All reports, statements, certificates and other data furnished by or on behalf of Borrower, Operator or GEN to Lender in connection with the Loan Documents or Guaranty Documents, or the transactions contemplated thereunder, and all representations and warranties made therein, or any certificate or other instrument delivered in connection therewith, are true and correct in all material respects and do not omit to state any material fact or circumstance necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading as of the date of such information, reports, statements or certificates.  The copies of all agreements and instruments submitted to Lender are true, correct and complete copies and include all amendments and modifications of such agreements.

4.8        Title to Land.  Borrower has good, insurable record fee simple title to the Real Property, free and clear of any and all mortgages, liens, charges, claims, collateral assignments, leases, attachments, levies, encroachments, rights-of-way, equities, restrictions, assessments, and all other title matters whatsoever except for the Permitted Liens.

4.9        Parties in Possession.  Except (i) residents of the Facilities and (ii) as disclosed on Exhibit B, there are no parties in possession of the Facility or any material portion thereof as managers, lessees, tenants at sufferance, or trespassers.

4.10        Intentionally Omitted.

4.11        Utilities.  There are available at the Land gas, municipal water, and sanitary sewer lines, storm sewers, electrical and telephone services in operating condition which are adequate for the current operation of the Facility in all material respects.

4.12        Condemnation and Assessments.  As of the Effective Date, Borrower has not received notice of, and there are no pending or, to the best of Borrower’s knowledge, threatened, condemnation, assessment or similar proceedings affecting or relating to the Facility in any material manner.

4.13        Intentionally Omitted.

4.14        Government Authorizations.  The Facility is in compliance with all Legal Requirements.  Except as otherwise noted on Exhibit C, GEN, Borrower or Operator has obtained all Government Authorizations required to operate the Facility for its Facility Uses (after giving effect to the Transactions) and all such Government Authorizations are in full force and effect.  For any such Government Authorizations that GEN, Borrower or Operator has not obtained as of the Effective Date, if any, Borrower has filed, or has caused GEN or Operator to file, all applications and reports and taken all necessary action to obtain such Government Authorizations as soon as possible after the Effective Date, subject to governmental approval, and Borrower has no knowledge of any fact or circumstance that would prevent or delay Borrower’s obtaining of such Government Authorizations.

4.15        Environmental Matters.  During the period of Borrower’s or GEN’s ownership of the Facility and, except as may be set forth in any Environmental Reports delivered to Lender by GEN or Borrower prior to the Effective Date, to Borrower’s knowledge, for the period prior to Borrower’s or GEN’s ownership of the Facility, [i] the Facility is in material compliance with all Environmental Laws; [ii] there were no releases or threatened releases of Hazardous Materials on, from, or under the Facility, except in compliance with all Environmental Laws; [iii] no Hazardous Materials have been, are or will be used, generated, stored, or disposed of at the Facility, except in compliance with all Environmental Laws; [iv] asbestos has not been used and will not be used in the construction of any Improvements; [v] no permit is or has been required from the Environmental Protection Agency or any similar agency or department of any state or local government for the use or maintenance of any Improvements; [vi] underground storage tanks on or under the Real Property, if any, have been and currently are being operated in material compliance with all applicable Environmental Laws; [vii] any closure, abandonment in place or removal of an underground storage tank on or from the Real Property was performed in material compliance with applicable Environmental Laws and any such tank had no release contaminating the Real Property or, if there had been a release, the release was remediated in compliance with applicable Environmental Laws to the satisfaction of regulatory authorities; [viii] no summons, citation or inquiry has been made by any such environmental unit, body or agency or a third party demanding any right of recovery for payment or reimbursement for costs incurred under CERCLA or any other Environmental Laws and the Land is not subject to the lien of any such agency; and [ix] Borrower has no actual knowledge that any such Environmental Report is not true, complete and accurate.  “Disposal” and “release” shall have the meanings set forth in CERCLA.

4.16        No Default.  As of the Effective Date, [i] there is no existing Event of Default by Borrower or any Affiliate under the Loan Documents or by GEN or Operator under the Guaranty Documents; and [ii] no event has occurred which, with the giving of notice or the passage of time, or both, would constitute or result in such an Event of Default.

4.17        ERISA.  All plans (as defined in §4021(a) of the Employee Retirement Income Security Act of 1974, as amended or supplemented from time to time (“ERISA”)) for which Borrower is an “employer” or a “substantial employer” (as defined in §§3(5) and 4001(a)(2) of ERISA, respectively) are in compliance with ERISA and the regulations and published interpretations thereunder.  To the extent Borrower maintains a qualified defined benefit pension plan:  [i] there exists no accumulated funding deficiency; [ii] no reportable event and no prohibited transaction has occurred; [iii] no lien has been filed or threatened to be filed by the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA; and [iv] Borrower has not been deemed to be a substantial employer as of the Effective Date.

4.18        Chief Executive Office.  Borrower maintains its chief executive office and its books and records at the address set forth in the introductory paragraph of this Agreement.  Borrower does not conduct any of its business or operations other than at its chief executive office and at the Facility.

4.19        Other Name or Entities.  Except as disclosed herein, none of Borrower’s or Operator’s business is conducted through any corporate subsidiary, unincorporated association or other entity and neither Borrower nor Operator has, within the six months preceding the date of this Agreement [i] changed its name, or [ii] reconstituted its existence in a state other than its original state of organization.

4.20        Tax Status.  If Borrower is a partnership or limited liability company, Borrower is taxable as a partnership or disregarded as an entity separate from its owner under the Internal Revenue Code and all applicable state tax laws.

ARTICLE 5:  AFFIRMATIVE COVENANTS

5.1        Perform Obligations.  Borrower shall perform all its obligations under the Loan Documents, the Government Authorizations, the Permitted Exceptions, all Insurance Requirements, all Legal Requirements and all Leases, if any.

5.2       Indemnity.

5.2.1        Indemnification.  Borrower shall indemnify, save harmless and defend Lender, any successors or assigns of Lender, and Lender’s and such successor’s and assign’s directors, officers, employees and agents from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable, actual and documented out-of-pocket attorneys’ fees and court costs) imposed upon or incurred by or asserted against Lender by reason of [i] ownership of a lender’s interest in the Facility; [ii] any accident or injury to or death of persons or loss of or damage to or loss of the use of property occurring on or about the Facility or any part thereof or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways; [iii] any use, nonuse or condition of the Facility or any part thereof or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways; [iv] performance of any labor or services or the furnishing of any materials or other property in respect of the Facility or any part thereof made or suffered to be made by or on behalf of GEN, Borrower, Operator or any Affiliate; [v] any negligence or tortious act on the part of GEN, Borrower, Operator or any of their respective agents, contractors, lessees, licensees, or invitees; [vi] any work in connection with any alterations, changes, new construction or demolition of the Facility; or [vii] the consummation of the Loan and the execution and delivery of the Loan Documents.  Borrower will pay and save Lender harmless against any and all liability with respect to any intangible personal property tax or similar imposition of the State or any subdivision or authority thereof now or hereafter in effect, to the extent that the same may be payable by Lender in respect of the Mortgage or the Secured Obligations.  All amounts payable to Lender under this section shall be payable on written demand and shall be deemed indebtedness secured by the Mortgage and any such amounts which are not paid within 10 days after demand therefor by Lender shall bear interest at the Default Rate.  In case any action, suit or proceeding is brought against GEN, Borrower, Operator or any Affiliate by reason of any such occurrence, Borrower shall use its best efforts to defend such action, suit or proceeding.

5.2.2        Notice of Claim.  Lender shall notify Borrower in writing of any claim or action brought against Lender in which indemnity may be sought against Borrower pursuant to this section.  Such notice shall be given in sufficient time to allow Borrower to defend or participate in such claim or action, but the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of Borrower under this section unless the failure to give such notice precludes Borrower’s defense of any such action.

5.2.3        Survival of Covenants.  The covenants of Borrower contained in this section shall remain in full force and effect after the termination of this Agreement until the expiration of the period stated in the applicable statute of limitations during which a claim or cause of action may be brought and payment in full or the satisfaction of such claim or cause of action and of all expenses and charges incurred by Lender relating to the enforcement of the provisions herein specified.

5.2.4        Reimbursement of Expenses.  Unless prohibited by law, Borrower hereby agrees to pay to Lender all of the reasonable fees, charges and reasonable out-of-pocket expenses related to the Facility and requested by Lender or required hereby, or incurred by Lender in enforcing the provisions of this Agreement, which are not otherwise required to be paid by Borrower.

5.3       Environmental Indemnity; Audits.

5.3.1        Indemnification.  Borrower shall defend, indemnify and hold harmless Lender, any successors to Lender’s interest in this Agreement or the other Loan Documents, and Lender’s and such successors’ directors, officers, employees, agents, and contractors from and against any losses, claims, damages, penalties, fines, liabilities, costs (including cleanup and recovery costs), and expenses (including expenses of litigation and reasonable, actual and documented out-of-pocket consultants’ and attorneys’ fees) incurred by Lender or other indemnitee or assessed against the Facility by virtue of any claim or lien by any governmental or quasi-governmental unit, body, or agency, or any third party for clean-up costs or other costs pursuant to CERCLA or any other Environmental Law.  Borrower’s indemnity shall survive the termination of this Agreement; provided, however, Borrower shall have no indemnity obligation with respect to [i] Hazardous Materials that are first introduced to the Facility subsequent to the date that GEN’s, Borrower’s or any Affiliate’s legal and equitable ownership and occupancy of the Facility shall have fully terminated; or [ii] Hazardous Materials introduced to the Facility by Lender, its successors or assigns.

5.3.2        Audits.  If at any time during the term of the Loan any governmental authority notifies Borrower of a violation of Environmental Laws or Lender reasonably believes that a Facility may violate Environmental Laws, Lender may require one or more additional environmental audits of the Facility by a qualified environmental consultant in such form, scope and substance as specified by Lender, at Borrower’s expense.

5.4       Mechanic’s Liens.  Borrower shall not suffer or permit any mechanic’s, materialmen or construction lien claims to be filed or otherwise asserted against the Facility and will promptly discharge the same in case of the filing of any lien claims or proceedings for the enforcement thereof; provided, however, that Borrower shall have the right to contest in good faith and with due diligence the validity of any such lien or claim.  If Borrower shall fail promptly either to discharge or to contest claims asserted, then Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and may in its sole discretion effect any settlement or compromise of the same, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to be an advance.  In settling, compromising, or discharging any claims or liens, Lender shall not be required to inquire into the validity or amount of any such claim and shall have no liability for its actions in connection therewith.

5.5        Personal Property.  All of the Personal Property will be kept free and clear of all mortgages, conditional vendor’s liens, equipment leases and all liens, encumbrances, and security interests whatsoever, except for the Permitted Liens.  Borrower shall, from time to time upon Lender’s reasonable request, furnish Lender with satisfactory evidence of the foregoing, including searches of applicable public records.

5.6        Proceedings to Enjoin or Prevent Use.  If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful occupancy, maintenance, or operation of the Improvements or any portion thereof, Borrower will cause such proceedings to be vigorously contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom, and will, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its best efforts to bring about a favorable and speedy disposition of all such proceedings and any other proceedings.

5.7        Documents and Information.

5.7.1        Furnish Documents.  Borrower shall periodically during the term of the Loan deliver to Lender the Annual Financial Statements, Periodic Financial Statements, Anti‑Corruption and Anti‑Terrorism Certificate and other documents described on Exhibit F within the specified time periods.  With each delivery of Annual Financial Statements and Periodic

Financial Statements to Lender, Borrower shall also deliver to Lender a certificate signed by the Chief Financial Officer, general partner or managing member (as applicable) of Borrower, an Annual Facility Financial Report or Quarterly Facility Financial Report, as applicable, and a Quarterly Facility Accounts Receivable Aging Report all in the form of Exhibit G.  In addition, Borrower shall deliver to Lender the Annual Facility Financial Report and a Quarterly Facility Accounts Receivable Aging Report (based upon internal financial statements) within 60 days after the end of each fiscal year.

5.7.2        Furnish Information.  Borrower shall, and shall cause Operator and GEN to, [i] promptly supply Lender with such information concerning their respective financial condition, affairs and property, as Lender may reasonably request from time to time hereafter, including reporting formats used by Lender and electronic filing and transfer; [ii] promptly notify Lender in writing of any condition or event that constitutes a breach or event of default of any term, condition, warranty, representation, or provisions of any Loan Document or any Guaranty Document or any other material agreement, and of any material adverse change in its financial condition; [iii] maintain a standard and modern system of accounting; [iv] permit Lender or any of its agents or representatives to have access to and to examine all of its books and records regarding the financial condition of the Facility at any time or times hereafter during business hours; and [v] permit Lender to copy and make abstracts from any and all of said books and records.

5.7.3        Further Assurances and Information.  Borrower shall, and shall cause Operator, GEN or any Affiliate to, on request of Lender from time to time, execute, deliver, and furnish documents as may be necessary to fully consummate the transactions contemplated under this Agreement.  Within 15 days after a request from Lender, Borrower shall provide to Lender such additional information regarding Borrower, GEN or Operator, or Borrower’s, GEN’s or Operator’s financial condition or the Facility as Lender, or any existing or proposed creditor of Lender, or any auditor or underwriter of Lender, may require from time to time, including, without limitation, a current Borrower’s Certificate and Facility Financial Report in the form of Exhibit G.  Upon Lender’s reasonable request but not more than once every three years, Borrower shall provide to Lender, at Borrower’s expense, an appraisal prepared by an MAI appraiser setting forth the current fair market value of each Facility.

5.7.4        Material Communications.  Borrower shall transmit to Lender, within five business days after receipt thereof, any material communication affecting a Facility, the Loan Documents, the Legal Requirements or the Government Authorizations, and Borrower will promptly respond to Lender’s inquiry with respect to such information.  Borrower shall promptly notify Lender in writing of any potential, threatened or existing material litigation or proceeding against, or investigation of, Borrower, GEN, Operator or the Facility and of which each such entity has knowledge that if adversely determined could reasonably be expected to adversely affect the right to operate the Facility for its current use or title to the Facility or Lender’s interest therein.

5.7.5        Requirements for Financial Statements.  Borrower shall, and shall cause GEN and, to the extent applicable, Operator to, meet the following requirements in connection with the preparation of the financial statements:  [i] all audited financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied; [ii] all unaudited financial statements shall be prepared in a manner substantially consistent with prior audited and unaudited financial statements submitted to Lender; [iii] all financial statements shall fairly present the financial condition and performance for the relevant period in all material respects; [iv] the financial statements shall include all notes to the financial statements and a complete schedule of material contingent liabilities and transactions with Affiliates; and [v] the audited financial statements shall contain an unqualified opinion.

5.8        Compliance With Laws.  Borrower shall comply with all material Legal Requirements and keep all material Government Authorizations in full force and effect.  Borrower, Operator or GEN, as applicable, shall pay when due all taxes and governmental charges of every kind and nature that are assessed or imposed upon Borrower, Operator or GEN at any time during the term of the Loan, including, without limitation, all income, franchise, capital stock, property, sales and use, business, intangible, employee withholding, and all taxes and charges relating to Borrower’s, Operator’s or GEN’s business and operations.

5.9        Broker’s Commission.  Borrower shall indemnify Lender from claims of brokers arising by the execution hereof or the consummation of the transactions contemplated hereby and from expenses incurred by Lender in connection with any such claims (including attorneys’ fees).

5.10        Existence and Change in Ownership.  Borrower shall, and shall cause Operator and GEN to, maintain its existence throughout the term of this Agreement.  Borrower shall not, and shall cause Company, Operator, GEN and their Affiliates to not, effectuate a Restricted Transfer without Lender’s prior written consent, which consent may be withheld in Lender’s sole discretion.

5.11        Financial Covenants.  The following financial covenants shall be met throughout the term of the Loan:  Subject to the provisions of Exhibit U, Sections U.1, U.6 and U.7 of the Master Lease, Borrower shall cause Company and GEN to comply with the obligations set forth in Exhibit U, Sections U.2 (other than those set forth in Section U.2(b)), U.3, U.4 and U.5 of the Master Lease.

5.12        Transfer of License.  If Borrower or Operator ceases to operate any Facility for any reason or if Lender or any transferee or purchaser acquires title to a Facility (whether pursuant to foreclosure, deed in lieu of foreclosure or otherwise), Borrower shall, and shall cause Operator to, execute, deliver and file all documents and statements requested by Lender or such other party to effect the transfer of the Facility license and Government Authorizations to such party, subject to any required approval of governmental regulatory authorities, and Borrower shall provide to Lender or such other party all information and records required in connection with the transfer of the license and Government Authorizations.

5.13        Deposit Accounts.  From time to time, upon Lender’s request, Borrower shall provide to Lender a true and correct listing of all deposit accounts of Borrower, in such detail as Lender may reasonably require, including the applicable depository institutions and account numbers.

5.14        Compliance with Anti-Terrorism Laws.  Borrower shall immediately notify Lender if Borrower has knowledge that Borrower or any Affiliate becomes a Blocked Person or is otherwise listed on any OFAC List or [i] is convicted with respect to, [ii] pleads nolo contendere to, [iii] is indicted with respect to, or [iv] is arraigned and held over on charges involving, money laundering, predicate crimes to money laundering or any Anti-Terrorism Law.  Borrower will not, directly or indirectly, nor allow any Affiliate to, directly or indirectly, [a] conduct any business, or engage in any transaction or dealing, with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, [b] deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, or [c] engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  In addition, Borrower hereby agrees to provide Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with the Anti-Terrorism Laws.

5.15     Compliance with Anti-Corruption Laws.

5.15.1  Borrower agrees that, should it learn or have reason to know of: [i] any payment, offer or agreement to make a payment by Borrower or any Affiliate to a Government Related Person for the purpose of obtaining or retaining business, securing any improper advantage or influencing a person to misuse his or her position, [ii] any other payment, offer, agreement to make or receive or receipt of a payment by Borrower or any Affiliate that would constitute a violation of applicable Anti-Corruption Laws; or [iii] any other development during the term of the Loan that in any way makes inaccurate or incomplete the representations, warranties and certifications of Borrower hereunder given or made as of the Effective Date or at any time during the term, Borrower will immediately advise Lender in writing of such knowledge or suspicion and the entire basis known to Borrower therefor.

5.15.2  Upon a good faith basis and written notification to Borrower, Lender, at Lender’s expense, may conduct an investigation and audit of Borrower’s books, records and accounts to verify compliance with §§5.14, 5.15, 6.11 and 6.12.  Borrower agrees to cooperate fully with such investigation, the scope, method, nature and duration of which shall be at the reasonable discretion of Lender.  Borrower agrees that it will provide annually to Lender the Anti-Corruption and Anti-Terrorism Certificate, with such certificate to be delivered with the Annual Financial Statements in accordance with §15.3.1.

ARTICLE 6:  NEGATIVE COVENANTS

Until the Secured Obligations shall have been performed in full, Borrower covenants and agrees that Borrower (and GEN or Operator where applicable) shall not do any of the following without the prior written consent of Lender:

6.1        No Debt.  Borrower shall not, and shall not allow Operator to, create, incur, assume, or permit to exist any indebtedness other than [i] trade debt incurred in the ordinary course of Borrower’s or Operator’s business; and [ii] indebtedness that is secured by any Permitted Lien.

6.2        No Liens.  Borrower shall not, and shall not allow Operator to, create, incur, or permit to exist [i] any lien, charge, encumbrance, easement or restriction upon the Facility, the Property (as defined in the Mortgage), or any other asset owned directly by Borrower or Operator (including any of their deposit accounts [as “deposit account” is defined for purposes of Article

9]) or [ii] any lien upon or pledge of any interest in Borrower or Operator, except, in either case, for Permitted Liens.

6.3        No Guaranties.  Except with respect to any indebtedness under the ABL Loan Agreement and the Term Loan Agreement, Borrower shall not, and shall not allow Operator to, create, incur, assume, or permit to exist any guarantee of any loan or other indebtedness except for the endorsement of negotiable instruments for collection in the ordinary course of business.

6.4        No Transfer of Facility.  Borrower shall not sell, lease, mortgage, convey or otherwise transfer any legal or equitable interest in the Facility except for transfers made in connection with any Permitted Lien. Notwithstanding the foregoing, Borrower may convey one or more of the Facilities to newly created Persons that become borrowers under this Agreement (each such Person, a “New Borrower”), provided that [i] each such New Borrower shall be 100% owned, directly or indirectly, by GEN or an Affiliate of GEN and [ii] each such New Borrower will execute an assumption agreement in form reasonably satisfactory to Lender, New Borrower and GEN. In addition, Lender shall not unreasonably withhold its consent to the disposition of any Facility if [a] such disposition is on commercially reasonable terms and [b] the net proceeds of such disposition are applied to a partial prepayment of the Loan Amount.

6.5        No Dissolution.  Subject to Section 5.10, Borrower shall not, and shall not allow GEN or Operator to, dissolve, liquidate, merge, consolidate or terminate its existence or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired).

6.6        No Change in Management or Operation.  GEN or its subsidiary shall remain the licensed operator of each Facility.

6.7        Changes to Licensed Beds.  Borrower agrees that, except as expressly otherwise set forth herein, [i] the net number of beds licensed at any individual Facility may not be reduced by more than fifteen percent (15%) of the number of beds licensed at such Facility as of the Effective Date; [ii] the aggregate number of beds licensed at the Facilities, taken as a whole, may not be reduced by more than five percent (5%) of the number of beds licensed at the Facilities, taken as a whole as of the Effective Date, [iii] the aggregate number of skilled nursing facility beds licensed at the Facilities, taken as a whole, may not be reduced by more than five percent (5%) of the number of skilled nursing facility beds licensed at the Facilities, taken as a whole as of the Effective Date (each such limitation, a “Bed Cap”).  To determine the number of beds being licensed and Borrower’s compliance with each Bed Cap, [a] increases in the number of skilled nursing facility beds being licensed at any Facility shall offset any decreases in the number of skilled nursing facility beds licensed, [b] increases in the number of beds (other than skilled nursing facility beds) licensed at any Facility shall offset any decreases in the number of beds (other than skilled nursing facility beds) licensed, and [c] temporary de-licensed beds and the number of licensed beds reduced as a result of (I) the disposition of any Facility as may be allowed hereunder, (II) the closure of a Facility expressly consented to by Lender, (III) a temporary loss resulting from a Casualty or Condemnation as anticipated by the Mortgage, shall not be treated as lost beds in determining whether the Bed Cap has been breached.

6.8        Contracts.  Borrower shall not execute or modify any material contracts or agreements with respect to the Facility or any Lease.  Contracts made in the ordinary course of business and in an amount less than $2,000,000.00 shall not be considered “material” for purposes of this paragraph.

6.9        Subordination of Payments to Affiliates.  After the occurrence of an Event of Default and until such Event of Default is cured, Borrower shall not, and shall not allow Operator to, make any payments or distributions (including, without limitation, salary, bonuses, fees, principal, interest, dividends, liquidating distributions, management fees, cash flow distributions or lease payments) to GEN, any Affiliate or any shareholder, member or partner of Borrower, Operator, GEN, or any Affiliate.

6.10     Change of Location or Name.  Borrower shall not, and shall not allow Operator to, change any of the following:  [i] the location of its principal place of business or chief executive office, or of any office where any of its books and records are maintained; or [ii] the name under which it conducts any of its business or operations.

6.11     Anti-Terrorism Laws.  None of Borrower, Operator, GEN nor any Affiliate is now, or shall be at any time hereafter, a Blocked Person, whether such restriction arises under United States law, regulation, executive orders and OFAC Lists, and neither Borrower, Operator, GEN nor any Affiliate is engaging, or shall engage, in any dealings or transactions with, or shall otherwise be associated with, any Blocked Person.  Borrower, Operator and GEN shall not at any time be in violation of any laws or regulations relating to terrorism, money laundering or similar activities, including, without limitation, Anti-Terrorism Laws.

6.12     Anti-Corruption Laws.  Borrower covenants and agrees that neither it nor any of its Affiliates has, and covenants and agrees that it will not, and will not allow its Affiliates to, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving Lender or Welltower Inc., authorize, make, offer, promise to make, request, agree to accept, or accept, any payment or transfer anything of value, directly or indirectly, [i] to secure an improper advantage or illegitimate or unjust benefit, or to influence a person to misuse his or her position or [ii] that is otherwise illegal under any applicable Anti‑Corruption Laws.  It is the intent of the parties hereto that no payment or transfer of value shall be made which has the purpose or effect of public or commercial bribery; acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business; securing an improper advantage or illegitimate or unjust benefit; or influencing a person to misuse his or her position.

ARTICLE 7:  DEFAULT AND REMEDIES

7.1       Event of Default.  Any one or more of the following events shall constitute an “Event of Default” hereunder without any advance notice to Borrower unless specified herein:

7.1.1        Borrower fails to pay any installment on the Note or any other monetary obligation payable by Borrower under the Loan Documents within 10 days after such payment is due.

7.1.2        Borrower, GEN or Operator (where applicable) fails to comply with any covenant set forth in §5.10, §5.11 or Article 6 of this Agreement.

7.1.3        Borrower fails to observe and perform any other covenant, condition or agreement under the Loan Documents to be performed by Borrower and [i] continuance of such failure for a period of 30 days after written notice thereof is given to the Borrower by the Lender; or [ii] if, by reason of the nature of such default the same cannot be remedied within the said 30 days, Borrower fails to proceed with reasonable diligence (reasonably satisfactory to Lender) after receipt of the notice to cure the same or, in any event, fails to cure such default within 60 days after receipt of the notice.  The foregoing notice and cure provisions do not apply to any Event of Default otherwise specifically described in any other subsection of §7.1.

7.1.4        [i] The filing by Borrower, Operator or GEN of a petition under 11 U.S.C. or the commencement of a bankruptcy or similar proceeding by it; [ii] the failure by Borrower, Operator or GEN within 60 days to dismiss any involuntary bankruptcy petition or other commencement of a bankruptcy, reorganization or similar proceeding against it or to lift or stay any execution, garnishment or attachment of the Facility; [iii] the entry of an order for relief under 11 U.S.C. in respect of Borrower, Operator or GEN; [iv] assignment by Borrower, Operator or GEN for the benefit of its creditors; [v] the entry by Borrower, Operator or GEN into an agreement of composition with its creditors; [vi] the approval by a court of competent jurisdiction of a petition applicable to Borrower, Operator or GEN in any proceeding for its reorganization instituted under the provisions of any state or federal bankruptcy, insolvency, or similar laws; or [vii] appointment by final order, judgment or decree of a court of competent jurisdiction of a receiver of the whole or any substantial part of the properties of Borrower, Operator or GEN (provided such receiver shall not have been removed or discharged within 60 days of the date of his qualification).

7.1.5        [i] Any receiver, administrator, custodian or other person takes possession or control of all or part of the Facility and continues in possession for 60 days; [ii] any writ against all or part of the Facility is not released within 60 days; [iii] any judgment is rendered or proceedings are instituted against all or part of the Facility or Borrower, Operator or GEN which affect all or part of the Facility and which is undismissed for 60 days (except as otherwise provided in this section); [iv] all or a substantial part of the assets of Borrower, Operator or GEN are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors and are not released within 60 days; [v] Borrower, Operator or GEN is enjoined, restrained, or in any way prevented by court order, or any proceeding is filed or commenced seeking to enjoin, restrain, or in any way prevent it from conducting all or a substantial part of its business or affairs and such proceeding is not released within 60 days; or [vi] if a notice of lien, levy, or assessment is filed of record with respect to all or any part of the property of Borrower, Operator or GEN and is not dismissed within 30 days.

7.1.6        Any representation or warranty made by Borrower, Operator or GEN in the Loan Documents, Guaranty Documents, any guaranty of or other security for the Secured Obligations, or any report, certificate, application, financial statement or other instrument furnished by Borrower, Operator or GEN pursuant hereto or thereto shall prove to be false, misleading or incorrect in any material respect as of the date made.

7.1.7        The Bed Cap is breached, taking into account any reduction resulting from the loss of a Facility that Borrower closes in its discretion, but excluding any reductions associated with a casualty or condemnation of any Facility, provided that a breach of subclause (i) of the definition of Bed Cap shall not constitute an Event of Default unless such breach concurrently affects a “substantial number” of Facilities. A “substantial number” of Facilities shall be a number of Facilities with an aggregate appraised value, as of the date hereof, of $25,000,000 or more.

7.1.8        Borrower, Operator, GEN or any Affiliate defaults on any indebtedness or obligation to Lender or any Lender Affiliate, any agreement with Lender or any Lender Affiliate or any Affiliate Obligation, or Borrower, Operator or GEN defaults on any Material Obligation, and any applicable grace or cure period with respect to default under such indebtedness, obligation or agreement expires without such default having been cured.  This provision applies to all such indebtedness, obligations and agreements as they may be amended, modified, extended, or renewed from time to time.

7.2       Remedies on Default.  Upon the occurrence of an Event of Default under this Agreement or any Loan Document, and at any time thereafter until Lender waives the default in writing or acknowledges cure of the default in writing, at Lender’s option, without declaration, notice of nonperformance, protest, notice of protest, notice of default, or any other notice or demand of any kind, Lender may, in addition to any other remedies under the Loan Documents, at law or in equity, exercise any one or more of the following remedies concurrently or successively:

7.2.1        Acceleration.  Lender may declare the Secured Obligations to be immediately due and payable, without presentment of any kind, demand, notice of dishonor, protest, or other notice of any kind, all of which Borrower hereby waives.

7.2.2        Other Remedies.  Lender may take whatever action at law or in equity as may appear necessary or desirable to collect any monies then due and/or thereafter to become due, or to enforce performance of the Secured Obligations.

7.2.3        Waiver.  Without waiving any prior or subsequent Event of Default, Lender may waive any Event of Default or, with or without waiving any Event of Default, remedy any default.

7.2.4        Terminate Disbursement.  Lender may terminate its obligation, if any, to disburse Loan proceeds.

7.3      Borrower Waivers.  Borrower waives [i] any right to a trial by jury in any action or proceeding arising out of or relating to this Agreement; [ii] any objections, defenses, claims or rights with respect to the exercise by Lender of any rights or remedies; [iii] all presentments, demands for performance, notices of performance, protest, notice of protest, notices of dishonor and other notice or demand of any kind; and [iv] all notices of the existence, creation or incurring of any obligation or advance under this Agreement before or after this date.

ARTICLE 8:  MISCELLANEOUS

8.1        Advances by Lender.  At any time and from time to time, Lender may incur and/or pay and/or advance costs or expenses:  [i] which Lender is authorized or has the right (but not necessarily the obligation) to incur or may incur under any Loan Document or any law; [ii] in exercising any right or remedy provided under any Loan Document or in taking any action which Lender is authorized to take under any Loan Document; [iii] which are required to be paid by Borrower under any Loan Document, but which Borrower fails to pay upon demand; or [iv] from which Borrower is required to hold Lender harmless under any Loan Document, but from which Borrower fails to hold Lender harmless.  Any costs, expenses, or advances incurred or paid by Lender shall become part of the Loan and, upon demand, shall be paid to Lender together with interest thereon at the Default Rate from the date of disbursement by Lender.  Payment of such costs, expenses, or advances shall be secured by the Mortgage.

8.2       Intentionally Omitted.

8.3       Construction of Rights and Remedies and Waiver of Notice and Consent.

8.3.1        Applicability.  The provisions of this §8.3 shall apply to all rights and remedies provided by any Loan Document or by law or equity.

8.3.2        Waiver of Notices and Consent to Remedies.  Unless otherwise expressly provided herein, any right or remedy may be pursued without notice to or further consent of Borrower, both of which Borrower waives.

8.3.3        Cumulative Rights.  Each right or remedy under the Loan Documents is distinct from but cumulative to each other right or remedy and may be exercised independently of, concurrently with, or successively to any other rights and remedies.

8.3.4        Extension or Modification of Loan.  No extension of time for or modification of amortization of the Loan shall release the liability or bar the availability of any right or remedy against Borrower or any successor in interest, and Lender shall not be required to commence proceedings against Borrower or any successor or to extend time for payment or otherwise to modify amortization of the Loan secured by this Agreement by reason of any demand by Borrower or any successor.

8.3.5        Right to Select Security.  Lender has the right to proceed at its election against all security or against any item or items of such security from time to time, and no action against any item or items of security shall bar subsequent actions against any item or items of security.

8.3.6        Forbearance Not a Waiver.  No forbearance in exercising any right or remedy shall operate as a waiver thereof; no forbearance in exercising any right or remedy on any one or more occasion shall operate as a waiver thereof on any further occasion; and no single or partial exercise of any right or remedy shall preclude any other exercise thereof or the exercise of any other right or remedy.

8.3.7        No Waiver.  Failure by Lender to insist upon the strict performance of any of the covenants and agreements herein set forth or to exercise any rights or remedies upon default by Borrower hereunder shall not be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce by mandamus or other appropriate legal or equitable remedy strict compliance by Borrower with all of the covenants and conditions hereof, or of the rights to exercise any such rights or remedies, if such default by Borrower is continued or repeated, or of the right to recover possession of the Facility by reason thereof.  To the extent permitted by law, any two or more of such rights or remedies may be exercised at the same time.

8.3.8        No Continuing Waivers.  If any covenant or agreement contained in the Loan Documents is breached by Borrower and thereafter waived by Lender, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.  No waiver shall be binding unless it is in writing and signed by Lender.  No course of dealing between Lender and Borrower, nor any delay nor omission on the part of Lender in exercising any rights under the Loan Documents, shall operate as a waiver.

8.3.9        Approval Not a Waiver.  Lender’s review and approval of any contracts relating to a Facility shall not constitute a waiver by Lender of any of the terms or requirements of the Loan Documents which may conflict with any provision of any such contracts.

8.3.10        No Release.  Borrower and any other person now or hereafter obligated for the payment or performance of all or any part of the Note shall not be released from paying and performing under the Note, and the lien of the Mortgage shall not be affected by reason of [i] the failure of Lender to comply with any request of Borrower (or of any other person so obligated), to take action to foreclose the Mortgage or otherwise enforce any of the provisions of the Mortgage or of any of the Secured Obligations, or [ii] the release, regardless of consideration, of the obligations of any person liable for payment or performance of the Note, or any part thereof, or [iii] any agreement or stipulation extending the time of payment or modifying the terms of the Note, and in the event of such agreement or stipulation, Borrower and all such other persons shall continue to be liable under such documents, as amended by such agreement or stipulation, unless expressly released and discharged in writing by Lender.

8.3.11        Waiver of Homestead, Appraisal and Exemption.  Borrower, for itself and its successors and assigns, hereby irrevocably waives and releases, to the extent permitted by law, and whether now or hereafter in force, [i] the benefit of any and all valuation and appraisement laws, [ii] any right of redemption after the date of any sale of the Facility upon foreclosure, whether statutory or otherwise, in respect of the Facility, [iii] any applicable homestead or dower laws, and [iv] all exemption laws whatsoever and all moratoriums, extensions or stay laws or rules, or orders of court in the nature of any one or more of them.

8.4       Assignment.

8.4.1        Assignment by Lender.  Lender may assign, negotiate, pledge, or transfer this Agreement, the Note, the Mortgage, and all other Loan Documents to any creditors to secure a loan from such creditors to Lender and, in case of such assignment, the rights and remedies of Lender shall be enforceable against Borrower by such creditors with the same force and effect and to the same extent as the same would have been enforceable by Lender but for such assignment.  Lender shall have the right to sell participation interests in the Loan provided that Lender shall be designated the agent for all participants in the Loan.

8.4.2        Assignment by Borrower.  Borrower shall not assign or attempt to assign its rights nor delegate its obligations under this Agreement.

8.5        Notices.  All notices, demands, requests, and consents (hereinafter “notices”) given pursuant to the terms of this Agreement shall be in writing, shall be addressed to the addresses set forth in the introductory paragraph of this Agreement and shall be served by [i] personal delivery; [ii] United States mail, postage prepaid; or [iii] nationally recognized overnight courier.  All notices shall be deemed to be given upon the earlier of actual receipt or three days after deposit in the United States mail or one business day after deposit with the overnight courier.  Any notices meeting the requirements of this section shall be effective, regardless of whether or not actually received.  Lender and Borrower may change their notice address at any time by giving the other party notice of such change.

8.6        Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lender.  No representations, warranties, and agreements have been made by Lender except as set forth in this Agreement.

8.7        Severability.  If any term or provision of this Agreement is held or deemed by Lender to be invalid or unenforceable, such holding shall not affect the remainder of this Agreement and the same shall remain in full force and effect.

8.8        Captions and Headings.  The captions and headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof.

8.9        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State, without giving effect to the conflict of laws rules thereof.

8.10        Binding Effect.  This Agreement will be binding upon and inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Lender and Borrower.

8.11        Modification.  This Agreement may only be modified by a writing signed by both Lender and Borrower.  All references to this Agreement, whether in this Agreement or in any other document or instrument, shall be deemed to incorporate all amendments, modifications, and renewals of this Agreement made after the date hereof.  If Borrower requests Lender’s consent to any change in ownership, merger or consolidation of Borrower, Operator or GEN, any assumption of the Loan, or any modification of the Loan Documents to the extent such consent is required hereunder, Borrower shall provide Lender all relevant information and documents sufficient to enable Lender to evaluate the request.  In connection with any request for the assumption of the Loan, Borrower shall pay to Lender a fee in the amount of one percent of the then current principal outstanding balance of the Loan.  In addition, in connection with any request for the assumption of or modification to the Loan, Borrower shall pay all of Lender’s reasonable attorney’s fees and expenses and other reasonable out-of-pocket expenses incurred in connection with Lender’s evaluation of Borrower’s request, the preparation of any documents and amendments, the subsequent amendment of any documents between Lender and its collateral pool lenders (if applicable), and all related matters.

8.12        Construction of Agreement.  This Agreement has been prepared by Lender and its professional advisors and reviewed by Borrower and its professional advisors.  Lender, Borrower and their advisors believe that this Agreement is the product of all their efforts, it expresses their agreement, and that it shall not be interpreted in favor of either Lender or Borrower or against either Lender or Borrower merely because of their efforts in preparing it.

8.13        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof.

8.14        No Third-Party Beneficiary Rights.  No person not a party to this Agreement shall have or enjoy any rights hereunder and all third-party beneficiary rights are expressly negated.  Without limiting the generality of the foregoing, no one other than Borrower shall have any rights to obtain or compel a disbursement of proceeds of the Loan hereunder.

8.15        Lender’s Authority to Furnish Copies of Loan Documents.  Lender may exhibit or furnish the Loan Documents or copies thereof to any potential transferee of the Secured Obligations (whether such transfer is absolute or collateral), to any governmental or regulatory authority in connection with any legal, administrative or regulatory proceedings requiring the disclosure of the terms of the Loan Documents, to Lender’s attorneys, auditors and underwriters, and to any other person or entity for which there is a legitimate business purpose for such disclosure.

8.16        Permitted Contests.  Borrower, on its own or on Lender’s behalf (or in Lender’s name), but at Borrower’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition (as defined in the Mortgage) or any Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim provided that [i] in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lender and from the Facility; [ii] the Facility or any part thereof or interest therein would not be in any immediate danger of being sold, forfeited, attached or lost; [iii] in the case of a Legal Requirement, Lender would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; [iv] in the case of a mechanic’s or materialmen lien, the requirements of §5.4 shall be satisfied; and [v] if such contest be finally resolved against Lender or Borrower, Borrower shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement.  Lender, at Borrower’s expense, shall execute and deliver to Borrower such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Borrower or if Lender so desires, Lender shall join as a party therein.  Borrower shall indemnify and save Lender harmless against any liability, cost or expense of any kind that may be imposed upon Lender in connection with any such contest and any loss resulting therefrom.

8.17        Priority of Lien.  It is the intent of the parties to this Agreement, and Borrower confirms, acknowledges and agrees, that the liens granted in favor of Lender under the Original Loan Agreement and each other Loan Document (as defined in the Original Loan Agreement) (the "Existing Liens") are hereby reaffirmed by this Agreement and each other Loan Document (as defined herein) executed on the date hereof and such Existing Liens shall continue to be in full force and effect.

8.18     Lender Merely a Lender.

8.18.1        No Agency.  Lender is not and will not be in any way the agent for or trustee of Borrower.  Lender does not intend to act in any way for or on behalf of Borrower in disbursing the proceeds of the Loan.  Its purpose in making the requirements set forth in this Agreement is to protect the validity and priority of the Mortgage and the value of its security.  Lender does not intend to be and is not and will not be responsible for the completion of any Improvements erected or to be erected upon the Land; the payment of bills or any other details in connection with the Land and Improvements; any Plans and Specifications prepared in connection with the Land and Improvements; or Borrower’s relations with any contractors, subcontractors, materialmen, or laborers performing work or supplying materials for the Land and Improvements.

8.18.2        No Obligation to Pay.  The Mortgage and this Agreement are not to be construed by Borrower or anyone furnishing labor, materials, or any other work or product for improving the Land as an agreement upon the part of Lender to assure that anyone will be paid for furnishing such labor, materials, or any other work or product.  Borrower shall be solely responsible for such payments.

8.18.3        No Responsibility for Construction.  Lender is not responsible for construction of the Improvements.  Notwithstanding inspection of the Land and the Improvements, Lender assumes no responsibility for the quality of construction or workmanship or for the architectural or structural soundness of any Improvements to be erected upon the Land or for the adherence to or approval of any plans and specifications in connection therewith or for any Improvements.

8.19        Intentionally Omitted.

ARTICLE 9:  SECURITY

9.1        Mortgage.  The Loan and the Secured Obligations are secured by the Mortgage.

9.2        Guaranty.  The Loan is guaranteed by GEN pursuant to the Guaranty.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Lender and Borrower have executed and delivered this Agreement effective as of the Effective Date.

LENDER:	WELLTOWER INC.

	By:	/s/ Justin R. Skiver
	Name:	Justin R. Skiver
	Title:	Authorized Signatory

BORROWER:	EACH BORROWER LISTED ON SCHEDULE I HERETO

	By:	/s/ Michael S. Sherman

Michael S. Sherman, Secretary

S-1

SCHEDULE I: BORROWERS

Borrower	State of Organization
120 Murray Street Property LLC	MA
279 Cabot Street Property LLC	MA
3000 Hilltop Road Property, LLC	NJ
740 Oak Hill Road Property LLC	RI
8000 Iliff Drive Property LLC	VA
105 Chester Road Property LLC	VT
1248 Hospital Drive Property LLC	VT
2 Blackberry Lane Property LLC	VT
300 Pearl Street Property LLC	VT
400 29th Street Northeast Property LLC	WA
4755 South 48th Street Property LLC	WA

Exhibit I-11